SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)

RAMTRON INTERNATIONAL CORPORATION

(Name of Subject Company)

RAMTRON INTERNATIONAL CORPORATION

(Names of Person(s) Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

751907304

(CUSIP Number of Class of Securities)

Eric. A. Balzer

Chief Executive Officer

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

(719) 481-7000

(Name, Address and Telephone Number of Person Authorized to Receive

Notice and Communications on Behalf of the Person(s) Filing Statement)

Copies To:

Steve L. Camahort, Esq.

Dana C.F. Kromm, Esq.

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

(415) 616-1100

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

This Amendment No. 4 to Schedule 14D-9 (this “Amendment”) amends and supplements the Solicitation/Recommendation Statement on Schedule 14D-9 (together with the exhibits and annexes thereto, as amended from time to time, the “Statement”) originally filed by Ramtron International Corporation, a Delaware corporation with the Securities and Exchange Commission on July 5, 2012, as amended on July 16, 2012, August 28, 2012 and September 10, 2012.

Except as specifically noted herein, the information set forth in the Statement remains unchanged. Capitalized terms used in this Amendment without definition have the respective meanings set forth in the Statement.

Item 9.	Materials to Be Filed as Exhibits

Item 9 of the Statement is hereby amended and supplemented by adding the following exhibits:

Exhibit No.	Description

(a)(16)	Joint Press Release issued by Cypress Semiconductor Corporation and Ramtron International Corporation, dated September 19, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on September 19, 2012)

(a)(17)	Letter to Customers dated September 19, 2012 (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K, filed on September 19, 2012)

(a)(18)	Letter to Business Partners dated September 19, 2012 (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K, filed on September 19, 2012)

(a)(19)	Letter to Employees dated September 19, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K, filed on September 19, 2012)

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Gery E. Richards
Name:	Gery E. Richards
Title:	Chief Financial Officer

Dated:	September 19, 2012

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